As filed with the Securities and Exchange Commission on March 13, 2003

Registration No. 333-36856

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Enterprise Products Partners L.P.
(Name of Registrant as specified in its charter)

Delaware	76-0568219
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

2727 North Loop West
Houston, Texas 77008-1037
(Address of Principal Executive Offices, including Zip Code)

Enterprise Products 1998 Long-Term Incentive Plan
(Full Title of the Plan)

Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary
2727 North Loop West
Houston, Texas 77008
(713) 880-6500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael P. Finch
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
(713) 758-2222

EXPLANATORY NOTE

On May 12, 2000, Enterprise Products Partners L.P. (“Enterprise”) filed a registration statement on Form S-8 (the “Registration Statement”) (File No. 333-36856) registering an aggregate of 2,000,000 Common Units under the Enterprise Products Company 1998 Long-Term Incentive Plan (the “1998 Plan”) and the Enterprise Products GP, LLC 1999 Long-Term Incentive Plan (the “1999 Plan”). Enterprise is filing this Post-Effective Amendment No. 1 to: (1) remove the 1999 Plan from the Registration Statement (since no Common Units have been or will be issued under the 1999 Plan) and (2) amend Section 4(a) of the 1998 Plan to increase the number of units available under the 1998 Plan from 1,000,000 to 4,000,000, thereby reflecting the two-for-one Common Unit split that was effected on May 15, 2002 and allocating all of the 4,000,000 registered Common Units to the 1998 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission the (“Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this registration statement and prospectus are sold.

•	The description of our Common Units contained in our registration statement on Form S-1 filed with the Commission on July 21, 1998 (File No. 333-52537), as modified by the description of the common units contained in our registration statement on Form S-3 filed with the Commission on January 28, 2003 (File No. 333-102778);

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

•	Our current report on Form 8-K filed with the Commission on August 12, 2002, as amended by our current report on Form 8-K/A (Amendment No.1) filed with the Commission on September 26, 2002; and

•	Our current reports on Form 8-K filed with the Commission on February 8, 2002, February 28, 2002, April 2, 2002 (excluding Item 9 information), August 12, 2002 (excluding Item 9 information), September 27, 2002, October 2, 2002, October 3, 2002, December 11, 2002, December 17, 2002 (excluding Item 9 information), December 31, 2002 and January 10, 2003.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Enterprise’ partnership agreement provides that Enterprise will indemnify (i) Enterprise Products GP, LLC (“Enterprise GP”) (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise GP or any departing general partner or any affiliate of Enterprise GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil,criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of Enterprise and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Enterprise, and Enterprise GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to Enterprise to enable it to effectuate, such indemnification. Enterprise is authorized to purchase (or to reimburse Enterprise GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Enterprise’ activities, regardless of whether Enterprise would have the power to indemnify such person against such liabilities under the provisions described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Enterprise as set forth above, Enterprise has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemptions from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

4.1	Enterprise Products 1998 Long-Term Incentive Plan (amended as of December 1, 2002)

4.2	Form of Option Grant Award under the 1998 Long-Term Incentive Plan

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included on the signature page to this registration statement)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of March, 2003.

ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products GP, LLC As General Partner By: /s/ O.S. Andras O.S. Andras President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O.S. Andras and Richard H. Bachmann, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of March, 2003.

Signature	Title (of Enterprise Products GP, LLC)

*Dan L. Duncan, Dan L. Duncan	Chairman of the Board and Director

/s/ O.S. Andras O.S. Andras	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard H. Bachmann Richard H. Bachmann	Executive Vice President, Chief Legal Officer and Director

/s/ Michael A. Creel Michael A. Creel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Knesek Michael J. Knesek	Vice President, Controller and Principal Accounting Officer

* Randa D. Williams Randa D. Williams	Director

Jorn A. Berget	Director

* Dr. Ralph S. Cunningham Dr. Ralph S. Cunningham	Director

Jerelyn R. Eagan	Director

Augustus Y. Noojin, III	Director

* Lee W. Marshall, Sr. Lee W. Marshall, Sr.	Director

Richard S. Snell	Director

*By: /s/ Richard H. Bachmann Richard H. Bachmann	Attorney-in-Fact

INDEX TO EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

4.1	Enterprise Products 1998 Long-Term Incentive Plan (amended as of December 1, 2002)

4.2	Form of Option Grant Award under the 1998 Long-Term Incentive Plan

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson &Elkins L.L.P. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included on the signature page to this registration statement)

Exhibit 4.1

ENTERPRISE PRODUCTS 1998 LONG-TERM INCENTIVE PLAN (Amended as of December 1, 2002)

SECTION 1. Purpose of the Plan. The Enterprise Products 1998 Long-Term Incentive Plan, as amended and as may hereafter be amended from time to time (as so amended, the “Plan”) is intended to promote the interests of Enterprise Products Company, a Texas corporation (the “Company”), and Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), by encouraging employees and directors of the Company and its Affiliates who perform services for the Company and/or the Partnership to acquire or increase their equity interests in the Partnership and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to remain with the Company and its Affiliates and to devote their best efforts to the business of Company and/or the Partnership, thereby advancing the interests of Company, the Partnership and their respective stockholders or partners. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of key individuals who are essential for the growth and profitability of the Company and/or the Partnership.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate”means the Partnership and any entity (i) that controls, is controlled by or is under common control with the Company or the Partnership or (ii) in which the Company or the Partnership has a direct or indirect significant business interest, in each case, as determined by the Committee in its discretion.

“Award”means an Option granted under the Plan.

“Board” means the Board of Directors of the Company.

“Committee”means the Directors of the Company designated by the Board to administer the Plan.

“Director”means a “non-employee director”, as defined in Rule 16b-3, of the Company or of the sole general partner of the Partnership.

“Employee”means any employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the date of grant of an Option or the date of exercise (in whole or in part) of an Option, as applicable (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option”means an option to purchase Units granted under the Plan.

“Participant”means any Employee or Director granted an Award under the Plan.

“Person”means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC”means the Securities and Exchange Commission, or any successor thereto.

“Unit”means a Common Unit of the Partnership.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary thereof.

SECTION 4. Units Available for Awards.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 4,000,000. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Awards may be granted. If any Award is exercised and less than all of the Units covered by such Award are delivered in connection with such exercise, then the Units covered by such Award which were not delivered upon such exercise shall again be Units with respect to which Awards may be granted.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate (including, without limitation, the Partnership) or other Person, or any combination of the foregoing, as determined by the Committee in its discretion. If, at the time of exercise by a Participant of all or a portion of such Participant’s Award, the Company determines to acquire Units in the open market and the Company is prohibited, under applicable law, or the rules and/or regulations promulgated by the Securities and Exchange Committee or the New York Stock Exchange or the policies of the Company or an Affiliate, from acquiring Units in the open market, delivery of any Units to the Participant in connection with such Participant’s exercise of an Award may be delayed until such reasonable time as the Company is entitled to acquire, and does acquire, Units in the open market.

(c) Adjustments. In the event the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility. Any Employee and Director shall be eligible to be designated a Participant.

SECTION 6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions or intent of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be equal to, greater or less than its Fair Market Value as of the date of grant, as determined by the Committee, in its discretion.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which any payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise (through procedures approved by the Company), other property, a note from the Participant (in a form and on terms acceptable to the Company, which may include such security arrangements as the Company deems appropriate), or any combination thereof, having a value on the exercise date equal to the relevant exercise price.

(iii) Term. Each Option shall expire as provided in the grant agreement for such Option.

(b) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(iv) Consideration for Grants. Awards may be granted for no cash consideration payable by a Participant or for such consideration payable by a Participant as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(v) Delivery of Units or other Securities and Payment by Participant of Consideration. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, withholding of Units, “cashless-broker” exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the fair market value of any such property so tendered to, or withheld by, the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vi) Repurchase by the Company of any Units Delivered to a Participant. The Company shall not, and shall not be permitted to, purchase or otherwise acquire from any Participant, during the six month period after the date on which Units are issued or delivered by or on behalf of the Company to a Participant in connection with such Participant’s exercise (in part or whole) of an Option, any of such issued or delivered Units.

(vii) Prohibition of the Company Paying Cash or Other Property in lieu of Units. The Company shall not, and is prohibited from, paying or delivering any cash or cash equivalent or any property to a Participant in lieu of the issuance or delivery of Units upon or in connection with the full or partial exercise by a Participant of an Option.

SECTION 7. Amendment and Termination. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan:

(i) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(ii) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(iii) Adjustment or Termination of Awards Upon the Occurrence of Certain Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria (if any) included in, Awards in recognition of unusual or significant events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, of changes in applicable laws, regulations, or accounting principles, or a change in control of the Company (as determined by its Board) whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such adjustments may include, without limitation, accelerating the exercisability of an Award, accelerating the date on which the Award will terminate and/or canceling Awards by the issuance or transfer of Units having a value equal to the Option’s positive “spread.”

SECTION 8. General Provisions.

(a) No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Termination of Employment. For purposes of the Plan, unless the Award agreement provides to the contrary, a Participant shall not be deemed to have terminated employment with the Company and its Affiliates or membership from the Board until such date as the Participant is no longer either an Employee or a Director, i.e., a change in status from Employee to Director or Director to Employee shall not be a termination.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement. Nothing in the Plan or any Award agreement shall operate or be construed as constituting an employment agreement with any Participant and each Participant shall be an “at will” employee, unless such Participant has entered into a separate written employment agreement with the Company or an Affiliate.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law, without giving effect to principles of conflicts of law.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of any securities exchange, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) Unsecured Creditors. Neither the Plan nor any Award shall create or be construed to create a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or the Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and any such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated, without the payment of any consideration therefor.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 9. Term of the Plan. The Plan, as amended, shall be effective on the date of its approval by the Board and shall continue until all available Units under the Plan have been paid to Participants or the earlier termination of the Plan by action of the Board.

Exhibit 4.2

FORM OF OPTION GRANT AWARD UNDER THE
1998 LONG-TERM INCENTIVE PLAN

Date of Grant:	______________________,200___

Name of Optionee:

Option Exercise Price per Common Unit:	$_______________________

Number of Options Granted (One Option equals the Right to Purchase One Common Unit):	________________

Option Grant Number:	98-_________________

Enterprise Products Company (the “Company”) is pleased to inform you, as the Optionee, that you have been granted options (the “Options”) under the Enterprise Products 1998 Long-Term Incentive Plan, as amended, modified or supplemented from time to time (as so amended, modified or supplemented, the “Plan”), of the Company to purchase Common Units (“Common Units”) of Enterprise Products Partners L.P. as follows:

1. You are hereby granted the number of Options to acquire a Common Unit set forth above, each such Option having the option exercise price set forth above.

2. The Options shall become fully vested (nonforfeitable) on the earlier of (i) the date which is ________ after the Date of Grant set forth above (the “Vesting Date”) or (ii) a Qualifying Termination (as defined below). Subject to the further provisions of this Agreement, the Options, if vested, may be exercised in whole or in part or in two or more successive parts at any time, subject to the provisions of Paragraphs 5, 6 and 7 below, during the period (the “Exercise Period”) beginning on and after the Vesting Date and ending on the date which is ________ after the Date of Grant set forth above (the “Termination Date”); provided, however, that the Options shall not be exercisable following the Termination Date (except as provided in Paragraph 7 below) or the earlier termination of such Options as provided herein. In the event your employment with the Company and its Affiliates is terminated prior to the Vesting Date, for any reason other than a Qualifying Termination, the Options shall automatically and immediately be forfeited and cancelled unexercised on the date of such termination of employment. For purposes of this Option grant award, the term “year” shall mean a period comprised of 365 (or 366, as appropriate) days beginning on a day of a calendar year and ending on the day immediately preceding the corresponding day of the next calendar year. For example, if the Date of Grant of an Option grant award is ________, ________ after the Date of Grant would be ________, the Vesting Date would be ________ and the Termination Date would be ________.

3. To the extent exercisable, the Options may be exercised from time to time by a notice in writing of such exercise which references the Option Grant number set forth above and the number of Options (or Common Units relating thereto) which are being exercised. Such notice shall be delivered or mailed to the Company at its corporate offices in Houston, Texas, as follows:

Mailing Address: Enterprise Products Company, P.O. Box 4324, Houston, Texas 77210-4324, Attention: Secretary

Delivery Address: Enterprise Products Company, 2727 North Loop West, 7th Floor, Houston, Texas 77008, Attention: Secretary

An election to exercise shall be irrevocable. The date of exercise shall be, if such election is by delivery, the date the notice is hand delivered to the Company, or if such election is mailed to the Company, the date on which the envelope is postmarked by the U.S. Postal Service, whichever is applicable. If the date of exercise is on a day on which the New York Stock Exchange is generally closed for trading, the exercise date shall be deemed to be the next preceding date on which the New York Stock Exchange is generally open for trading.

4. An election to exercise one or more of the Options shall be accompanied by the tender of the full exercise price of the Options (rounded to the nearest whole cent) for which the election is made. Payment of the purchase price may be made in cash or a check acceptable to the Company or, with the consent of the Committee, a cashless-broker procedure approved by the Company. However, no exercise shall be effective until you have made arrangements acceptable to the Company to satisfy all applicable tax withholding requirements of the Company, if any, with respect to such exercise. If and when you exercise the Option, you may direct the Company to withhold a number of Common Units subject to the Option sufficient to satisfy such tax withholding requirements.

5. None of the Options are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Options granted hereby to you (the “Awarded Options”), (i) to the extent the Awarded Options are not fully vested, the Awarded Options shall automatically and immediately be forfeited and cancelled unexercised as of the original date of the award thereof and (ii) to the extent the Awarded Options are fully vested, the Company, in its sole discretion, may at any time thereafter cancel the Awarded Options by delivering to such former spouse Common Units having an aggregate Fair Market Value equal to the excess of the aggregate Fair Market Value of the Common Units subject to the Awarded Options over their aggregate Exercise Price.

6. In the event you terminate employment with the Company and its Affiliates for any reason other than a Qualifying Termination (as defined below), the Options, if fully vested, may be exercised by you (or, in the event of your death, by the person to whom your rights shall pass by will or the laws of the descent and distribution (“Beneficiary”)) only during the 30-day period beginning on the later of (x) the Vesting Date or (y) your employment termination date; provided, however, that, other than for a Qualifying Termination, in no event shall the Options be exercisable after the Termination Date. A “Qualifying Termination” means your employment with the Company and its Affiliates is terminated due to your (i) death, (ii) receiving benefits under the Company’s long-term disability plan or (iii) retirement with the approval of the Committee on or after reaching age 60. If you cease to be an “active, full-time employee”, as determined by the Committee in its sole discretion, without regard as to how your status is treated by the Company for any of its other compensation plans or programs, you will be deemed to have terminated employment with the Company and its Affiliates for purposes of this Agreement.

7. In the event of a Qualifying Termination, the Options may be exercised by you or, in the event such Qualifying Termination was due to your death, by your Beneficiary, at any time on or prior to the earlier of (A) the date which is 365 days after the date of such Qualifying Termination or (B) the date which is ninety (90) days after the Termination Date.

8. Nothing in the Agreement or in the Plan shall confer any right on you to continue employment with the Company or its Affiliates nor restrict the Company or its Affiliates from termination of your employment at any time. Unless you have a separate written employment agreement with the Company or an Affiliate, you are, and shall continue to be, an “at will” employee.

9. Notwithstanding any other provision of this Agreement, the Options shall not be exercisable, and the Company shall not be obligated to deliver to you any Common Units, if counsel to the Company determines such exercise or delivery, as the case may be, would violate any law or regulation of any governmental authority or agreement between the Company and any national securities exchange upon which the Common Units are listed or any policy of the Company or any affiliate of the Company.

10. Any Common Units delivered pursuant to exercise of the Options may consist, in whole or in part and in the Company’s sole discretion, of Common Units acquired in the open market, from any Affiliate or other Person, other than the Partnership, or any combination of the foregoing, all as determined by the Committee in its sole discretion. The Company shall use commercially reasonable efforts to acquire and deliver to you any Common Units to which you are entitled upon any whole or partial exercise of the Options. However and notwithstanding any other provision of this Agreement, if at the time of exercise by you of all or a portion of the Options, the Company determines, in its sole discretion, to acquire Common Units in the open market and the Company is prohibited, under applicable law, or the rules and/or regulations promulgated by the Securities and Exchange Committee or the New York Stock Exchange or the policies of the Company or an Affiliate, from acquiring Common Units in the open market, delivery of any Common Units to the Participant in connection with such Participant’s exercise of an Award may be delayed until such reasonable time as the Company is entitled to acquire, and does acquire, Common Units in the open market.

11. The Company shall have no liability to you for any loss you may suffer (whether by a decrease in the value of the Common Units, failure or inability to receive Partnership distributions or otherwise) from any delay by the Company in delivering to you Common Units in connection with the whole or partial exercise by you of the Options.

12. You should be aware that the Company is prohibited under the Plan from (i) paying you any cash or cash equivalents or any other property in lieu of issuing or delivering to you Common Units in connection with any exercise by you of the Options (in whole or part) or (ii) acquiring any Common Units issued or delivered by or on behalf of the Company to you within six months after the date of such issuance or delivery.

13. Under certain circumstances, the Company is permitted under the Plan to amend your Option grant award without your approval.

14. These Options are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Company, in its discretion, to accelerate the termination of the Option. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms which are used, but are not defined, in this Option grant award have the respective meanings provided for in the Plan. The version of the Plan in effect on the Date of Grant is attached hereto as Exhibit A.

ENTERPRISE PRODUCTS COMPANY BY: John Tomerlin, Vice President

Addendum No. 1 to Option Grant Award Under the Enterprise Products Company
1998 Long-Term Incentive Plan
(December 1, 2002 Version)

This Addendum deals with the ability of an option holder to exercise options when the trading window in securities of Enterprise Products Partners L.P. (“Enterprise” or the “Company”) is closed or during other “quiet periods” when the Company is involved in potential transactions or other significant developments and certain employees are in possession of material non-public information about them.

Because the exercise of options requires the sponsor of the option plan, Enterprise Products Company (also an insider), to go into the securities market and cause Enterprise Common Units to be purchased for delivery to the option holder, such activities cannot occur while insider trading restrictions are in place.

Therefore, option holders are not allowed to exercise options for Enterprise Common Units any time during the period the trading window is closed or while another quiet period has been designated with respect to any significant pending transaction or similar development, OR DURING THE FIVE TRADING DAYS PRIOR TO SUCH PERIODS. This restriction as to quiet periods must apply across the board, even though some option holders may not be in possession of material non-public information with respect to the developments related to a particular quiet period. The existence of a quiet period, by itself, will prevent the Company from being able to redeem any options until the pending development has been completed or canceled and the quiet period has ended.

These restrictions may affect your planning for the exercise of options, but they are necessary to assure compliance with the securities laws. When thinking about the exercise of options you have been granted, you should alert the John Tomerlin in the Human Resources Department or Hank Bachmann or John Smith in the Legal Department in advance of the date you plan to exercise, so the absence of insider trading restrictions can be confirmed and adequate time is allowed for orderly completion of the stock market transactions and transfer of the securities to your investment account.

Addendum No. 1 to Option Grant Award Under the Enterprise Products Company 1998 Long-Term Incentive Plan (February 5, 2003)

Compliance Procedures for Exercising Options in EPD Units

SEC regulations now require Enterprise Products Company (the “Company”) and its affiliates that own Enterprise Products Partners L.P. (“EPD”) Common Units or issue options in EPD Common Units, together with the directors and certain officers of Enterprise Products GP, LLC, to file reports about changes in their beneficial ownership of such securities “before the end of the second business day following the day on which the subject transaction has been executed.” This means reports must be filed with the SEC within two business days every time an Enterprise employee exercises options and the Company redeems the options with Common Units. To assure that the Company and the employees who exercise options can meet this very short reporting deadline, we have created the Securities Transactions Committee (the “Transactions Committee”) to oversee compliance with Company and SEC requirements and are establishing the following procedures governing option exercises. The current members of the Transactions Committee are Dub Andras, Mike Creel, Hank Bachmann and John Tomerlin.

1.	Mandatory Pre-Transaction Clearance

You may not exercise options in EPD Common Units without first obtaining clearance of the transaction from the Transactions Committee.An Options Transaction Clearance Request (a “Request Form”) (Attachment 1) should be submitted in writing to John Tomerlin at least two business days in advance of the proposed transaction. The Transactions Committee will then determine whether the transaction meets the following criteria (the “Approval Criteria”) and may proceed:

•the person submitting the Request Form is not in the possession of material non-public information,
• the trading window is open and no other blackout period is in effect,
• the timing of the proposed transaction is not inappropriately close to a potential EPD securities offering or a potential EPD material transaction or event, and
• there is nothing about the proposed transaction that the Transactions Committee reasonably believes could adversely impact EPD.

The Transactions Committee will give the employee notice of approval or disapproval of the proposed transaction. Until such notice is given to the employee, the affected options shall not, and shall not be deemed to be, exercised. An employee may withdraw such Request Form at any time prior to receipt of the approval or disapproval notice from the Transactions Committee.

2.	Options Exercise Mechanics

When you exercise options, you are responsible for paying the option price for the Common Units (the “Strike Price”) and all costs associated with the transaction (the “Costs”), including the income tax withholding on the compensation represented by the value of the options [currently a minimum of 27%*], Medicare taxes [currently at 1.45%], plus FICA taxes [currently at 6.2% on up to $87,000 of compensation] if the annual maximum has not been reached at the time of exercise), brokerage fees on the sale of any units ($0.05 per unit under the Company’s current arrangements with Morgan Stanley) and any other applicable fees or expenses. You will receive the net proceeds of the exercise.

*For federal income tax. Your state of residence may also have an income tax. You may want to consider increasing the withholding rate, depending on your personal tax situation. Please consult your financial or tax advisor

For example, assume an employee who is a resident of Texas (which currently has no state income tax) and is required to pay FICA taxes on the entire compensation value of the options exercises 10,000 options with a Strike Price of $10.00 when the market price of a Common Unit is $25.00:

•	The total Strike Price would be $100,000.
•	Federal income tax withholding liability (at 27%) on the income represented by the $150,000 (compensation value) difference between the Strike Price and market price would be $40,500.
•	FICA tax would be $5,394.
•	Medicare tax on the $150,000 would be $2,175.
•	Brokerage fees on the 5,923 Common Units sold to pay the total liability of $148,069 for the Strike Price and Costs would be $296.
•	Net proceeds to the employee would be cash or Common Units worth approximately $101,600.

3.	Mandatory Options Exercise Procedure

The extremely short deadline for reporting the Company’s options transactions (and those of its officers and directors who are also required to report their transactions in Common Units) requires that we have a tight interface with a broker handling option exercises (which will be completed by means of a so-called “cashless-exercise” procedure as described below†). Therefore, we have selected Morgan Stanley as the broker to handle all options exercise transactions and have established the following options exercise procedure:

a.	The employee submits a Request Form to John Tomerlin.

b.	The Transactions Committee determines whether the proposed exercise meets the Approval Criteria and either approves or disapproves the proposed exercise.

c.	When the Transactions Committee approves a proposed exercise,

(1) The employee opens an account with Morgan Stanley (if he does not already have one) and sends to Morgan Stanley a Broker Instructions form (Attachment 2) providing information about the exercise, the number of Common Units to be sold to cover the Costs and the Strike Price, the means (Common Units or cash) by which the net proceeds of the exercise are to be delivered to the employee and any brokerage or bank account information required to effect delivery of the net proceeds.

(2) The Company and the employee direct Morgan Stanley to place a market order to purchase the total number of Common Units subject to the option exercise on behalf of the employee in the employee’s account and to simultaneously place a market order to sell the number of Common Units the employee wishes to sell to provide the cash necessary to cover the Strike Price and Costs to be paid. If the employee is a Section 16 officer or director, Morgan Stanley must be notified that the sale must be in compliance with Rule 144, and the Form 144 must be executed and mailed to the SEC on the date the sell order is placed. See paragraph 4, below.

(3) Upon execution of the purchase and sale orders (on the same day), Morgan Stanley notifies the Company and the employee of the gross purchase price and the net sale price for the two trades.

†If an option holder wishes not to utilize by the cashless-exercise method and pay the Company in cash for the Strike Price and Costs, the Transactions Committee should be consulted in advance.

(4) The Company determines the tax withholding requirements (based on the purchase price).

(5) On the settlement date, the Company delivers to Morgan Stanley the difference between the gross purchase price (including the brokerage commission for the purchase) and the amount due from the employee to the Company (the Strike Price and Costs). Morgan Stanley delivers to the employee (a) the Common Units, if any, that the employee elected not to sell, and (b) any cash balance not due the Company of the net sales proceeds after deducting the brokerage commission for the sale of the Common Units.

Be aware that you may be at risk for changes in the market value of Common Units for the time between delivery of a Request Form and the date Morgan Stanley actually completes the transaction and delivers the proceeds to you, as outlined above. The market price could go up or down in that period, and you will have no control over such fluctuations. This could work to your advantage or your disadvantage, depending on market conditions.

4.	Note of Caution for Section 16 Officers and Directors

The sale of Common Units that occurs to pay the Strike Price and other Costs in a cashless-exercise procedure is attributed to the person exercising the options and is subject to Section 16(b) short-swing profits liability. Therefore, you must not make a cashless exercise of any option within six months of making any purchase on the open market (or in any EPD public offering) at a price lower than the sale price to be realized in a cashless transaction. Because the operation of this rule is such a dangerous trap for the unwary, we strongly recommend that you avoid purchasing EPD units on the open market and, instead, make all of your purchases of EPD units through the Employee Unit Purchase Plan or other avenues that offer exemptions from short-swing profits liability. By the same token, you should avoid any purchases or sales of EPD units being made on the open market by or on behalf of any of your household family members, trusts, custodian accounts and similar arrangements, because such purchases can be matched against any sale of EPD units by you or such holders within the six-month scrutiny period. Any legal fees, profits disgorgement obligations or penalties resulting from short-swing profits liability will be the responsibility of the person executing the transactions in question. Note in particular that any Section 16 officer who purchases Common Units in connection with any EPD public offering must not undertake a cashless exercise of options for six months following any such purchase (because the sale aspect of the cashless exercise would be matched with any purchase at a lower price within the six-month window).

The sale by a Section 16 officer or director of Common Units that occurs to pay the Strike Price and other Costs must be made in compliance with Rule 144 under the Securities Act of 1933, as amended. Section 16 officers and directors must notify Morgan Stanley that such sale is to be made under Rule 144, whereupon Morgan Stanley will furnish the seller with a representation letter and a Form 144 for execution. Morgan Stanley must mail the Form 144 to the SEC no later than the day the sell order is placed.

5.	Company Assistance

Thank you for your cooperation in helping assure that the Company’s compliance obligations under the securities laws can be fulfilled in an orderly and reliable manner. Any employee who has questions about this memorandum or its application to any proposed transaction may obtain additional guidance from the John Smith or Hank Bachmann in the Legal Department.

6.	Certification

All holders of EPD options must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. Please return a copy of the following Certification page to me immediately.

Attachments	1. OPTIONS TRANSACTION CLEARANCE REQUEST 2. BROKER INSTRUCTIONS

CERTIFICATION

I certify that I have read the memorandum concerning Compliance Procedures for Exercising Options in
EPD Units dated February 5, 2003, and agree to be bound by and follow the procedures it describes.

_________________________________________
Date: ________________

Attachment 1 OPTIONS TRANSACTION CLEARANCE REQUEST

TO:	Securities Transactions Committee c/o John Tomerlin

FROM:	__________________________

DATE:	________________,200__

RE:	Request for Clearance to Exercise EPD Options

I am requesting clearance of the following proposed exercise of options in Enterprise Products Partners L.P. ("EPD") Common Units:

Number of options to be exercised: ___________

Option Number ______

Strike Price $______ per Common Unit

Income tax withholding rate to be applied:  27% or  __% (check one)

Proposed date(s) of exercise: __________________________________

By submitting this request, I represent that I am not in possession of any material non-public information about EPD that would disqualify me under the federal securities laws from executing the proposed transaction.

________________________________ Date: _________________, 200__

      Transaction cleared.

        Applicable Taxes on Compensation Represented by Value of Options Exercised:
               Remaining FICA liability for current year (at 6.25%): $___________
               Medicare tax liability (at 1.45%): $__________

      Transaction NOT cleared.

   By:______________________________________

   Date:_______________,200__.

cc: Employee, John Smith, Randy Burkhalter, Mike Knesek, John Tomerlin

Attachment 2

BROKER INSTRUCTIONS

TO:	Morgan Stanley

FROM:	_________________________________________ (“Option Holder”)

RE:	Irrevocable Cashless Option Exercise Notice and Delivery Instructions

This is my irrevocable notice to exercise the following employee unit options in the common units of Enterprise Products Partners L.P. (“Common Units”). I am providing the attached copy of my Options Transaction Clearance Request showing approval by Enterprise Products Company (“EPCO”) and the following instructions for the cashless options exercise procedure established by EPCO and Morgan Stanley as follows:

Grant Date	Option Type	# of Options/Units	Strike Price

I authorize Morgan Stanley in connection with the above exercise to 1) place a market order to purchase on my behalf the number of Common Units corresponding to the number of options being exercised, 2) sell a sufficient number of these Common Units to cover the Strike Price and my income tax withholding, FICA and Medicare tax liabilities, 3) deduct from the proceeds of such sale its commission at the rate of $0.05 per Common Unit sold, 4) apply the proceeds of such sale sufficient to satisfy the Strike Price of the Common Units so purchased in the market and 5) remit to EPCO the income tax withholdings, FICA and Medicare tax.

Issuer Name:	Enterprise Products Partners L.P. (NYSE-EPD)
Type of proceeds:	 Common Units deposited into brokerage account.
 Cash only

       If Common Units are to be deposited into my brokerage account:
      ___________________________________              (____) ___-_______
          Broker's Name                                                                             Telephone
      ___________________________________              ________________________________
          Brokerage Firm                                                                             My Account Number

      ____________________________________________________
Broker's DTC Number

       If cash proceeds:
      ______________________________         ______________________        ______________________
          Name of My Bank                                         City and State                                    Bank's ABA Number

      ___________________________________              ________________________________
          Name(s) on Account                                                          My Account Number

________________________________ Date: _______________________ Signature of Option Holder

Enterprise Products Company Use Only

The above Option Holder is ( ) is not ( ) considered a Section 16 Officer of Enterprise Products Partners L.P. Please see following “Short-Swing” Profit Acknowledgement if the Option Holder is a Section 16 Officer.

EPCO represents that the Common Units are issued pursuant to an effective registration statement and that the Common Units will be free of any restrictive legend.

Payment for the Total Due amount above should be made via journal entry to EPCO's Morgan Stanley account No. ____-_____-_____.

Enterprise Products Company By:______________________ Title:_____________________ Date: _____________________

"SHORT-SWING" PROFITS ACKNOWLEDGEMENT (For Section 16 Officers and Directors Only)
        I acknowledge that I have been designated or am classified pursuant to Section 16 of the Securities Exchange
     Act of 1934 (the "Act") as an officer (generally, an officer, director or 10% unitholder) of Enterprise Products Partners
     L.P. and that the above exercise by me of options in Enterprise Products Partners L.P. Common Units will be a transaction that could subject me to liability for recovery of "short-swing" profits under Section 16(b) of the Act. I also represent that no purchase of Common Units has been made within the past six months by me, my spouse, any of my household family member or any trust, custodian account or similar arrangement for any of the foregoing persons I further acknowledge that, to the extent I deem appropriate, I have consulted with my personal legal counsel or other advisors in connection with this proposed exercise of options.

     ______________________________
     Printed Name: __________________
     Date: _________________________

Exhibit 5.1

[Letterhead of Vinson & Elkins L.L.P.]

March __, 2003

Enterprise Products Partners L.P. 2727 North Loop West Houston, Texas 77008

Gentlemen:

We have acted as counsel for Enterprise Products Partners L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 4,000,000 common units representing limited partner interests in the Partnership (the "Common Units"), for issuance under the Enterprise Products 1998 Long-Term Incentive Plan (the "Plan").

In connection with the foregoing, we have examined or are familiar with:

(i) the Certificate of Limited Partnership of the Partnership dated as of April 9, 1998,

(ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 15, 2002 and as amended by Amendment No. 1 thereto dated as of August 7, 2002 and Amendment No. 2 thereto dated as of December 17, 2002 (the "Partnership Agreement"),

(iii) the Certificate of Formation of Enterprise Products GP, LLC, a Delaware limited liability company (the "General Partner") dated as of April 9, 1998,

(iv) the First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of September 17, 1999 and as amended by Amendment No. 1 thereto dated as of September 19, 2002,

(v) the Articles of Incorporation and Bylaws of Enterprise Products Company, a Texas corporation ("Enterprise Products Company"),

(vi) the Plan,

(vii) the partnership and limited liability company proceedings with respect to the registration of the Common Units,

(viii) the corporate proceedings with respect to the adoption of the Plan,

(ix) the Registration Statement on Form S-8 filed in connection with the registration of the Common Units (the "Registration Statement"), and

(x) such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that (i) the currently outstanding Common Units that are delivered by Enterprise Products Company pursuant to the Plan are validly issued, fully paid and non-assessable, and (ii) any unissued Common Units, when authorized for issuance by the General Partner and when issued by the Partnership and delivered by Enterprise Products Company pursuant to the Plan will be duly authorized, validly issued, fully paid and non-assessable. The foregoing opinion is qualified to the extent that the Common Units are or will be fully paid to the extent required under the Partnership Agreement and are or will be non-assessable except to the extent such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

The foregoing opinion is limited to the laws of the United States of America and the States of Delaware and Texas. For purposes of this opinion, we assume that the Common Units will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours, VINSON & ELKINS L.L.P.

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement No. 333-36856 of Enterprise Products Partners L.P. on Form S-8 of (i) our report dated March 8, 2002, (May 15, 2002 as to Note 16 for the effects of a two-for-one split of the Limited Partner Units) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in accounting for derivative instruments in 2001), with respect to the consolidated financial statements of Enterprise Products Partners L.P. appearing in the Current Report on Form 8-K dated September 27, 2002, related to the Enterprise Products Partners L.P., and (ii) our report dated October 1, 2002 with respect to the balance sheet of Enterprise Products GP, LLC, appearing in the Current Report on Form 8-K dated October 2, 2002, related to Enterprise Products Partners L.P.

DELOITTE & TOUCHE

Houston, Texas March 11, 2003

Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-36856) pertaining to the Enterprise Products 1998 Long-Term Incentive Plan of our report dated September 6, 2002, with respect to the combined financial statements of Mid-America Pipeline System and of our report dated March 6, 2002 (except for the matter described in Note 14, as to which the date is September 6, 2002) with respect to the financial statements of Seminole Pipeline Company included in Enterprise Products Partners L.P.'s Current Report on Form 8-K/A dated September 26, 2002.

ERNST & YOUNG LLP

Tulsa, Oklahoma March 7, 2003